TRUSTCO Bank Corp NY	Exhibit 99 (a) News Release
5 Sarnowski Drive, Glenville, New York, 12302 (518) 377-3311 Fax: (518) 381-3668
Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmon Vice President/Treasurer (518) 381-3607

FOR IMMEDIATE RELEASE

TrustCo Announces First Quarter
Net Income Increase of 9.2%

Glenville, New York –April 20, 2010

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced net income for the first quarter of 2010 of $6.9 million, up 9.2% over the prior-year period and equal to diluted earnings per share of $0.090, as compared to net income of $6.3 million and diluted earnings per share of $0.083 for the first quarter of 2009.   The first quarter of 2010 was marked by continued core balance sheet growth as well as improvement of the net interest margin.  Making the earnings announcement was Robert J. McCormick, Chairman, President and Chief Executive Officer.  Mr. McCormick noted, “We are pleased that first quarter results continued 2009’s solid earnings and growth, and look forward to the remainder of 2010 with cautious optimism.”  Return on average equity and return on average assets were 11.29% and 0.77%, respectively, for the first quarter of 2010, compared to 10.87% and 0.75% for the first quarter of 2009.

Mr. McCormick also noted “Although there are some indications that the economy may be improving, many core economic issues remain, particularly the level of unemployment both nationally and regionally.  TrustCo’s long-term focus on traditional lending criteria and conservative balance sheet management has helped us avoid most aspects of the problems many financial firms have faced in recent years.  This has enabled us to maintain an extremely strong balance sheet and continued profitability, and allowed us to focus on conducting business rather than responding to crises.  We are particularly encouraged by another quarter of expansion of our net interest margin, and by the continued growth of our core loan and deposit portfolios.”

TrustCo continued to report strong growth in loans and deposits on a year-over-year basis.  For the quarter ended March 31, 2010, average loans were up $115.3 million or 5.3% compared to the same period in 2009, while average deposits rose $205.8 million or 6.7% over the same period.  Two new offices were opened during the first quarter of 2010, bringing the total to 133.  The branch expansion program is substantially complete, although the Company typically opens or relocates a small number of branches every year as opportunities arise or circumstances dictate.  Mr. McCormick noted that, “We are pleased with the results of our expansion program but are mindful that achieving our goals will take time and continued hard work.  Our success in growing loans and deposits provides the basic building blocks that we believe will help drive profit growth over the coming years.”

The Company’s net interest margin was 3.62% for the first quarter of 2010, compared to 2.96% in the first quarter of 2009 and to 3.51% in the fourth quarter of 2009.  The first quarter margin is the highest since the first quarter of 2006.

Nonperforming loans were $46.9 million as of March 31, 2010, compared to $46.0 million as of December 31, 2009, and remain at manageable levels.  The allowance for loan losses as a percentage of gross loans and as a multiple of net charge-offs remains strong.  At March 31, 2010, nonperforming loans were equal to 2.05% of total loans, up slightly from 2.02% at the end of the fourth quarter.  The allowance for loan losses was unchanged at 0.8 times nonperforming loans.  Reserves to total loans was strengthened, increasing from 1.65% at December 31, 2009 to 1.73% at March 31, 2010, and covered annualized first quarter net charge-offs by 3.5 times.  Net charge-offs were consistent with recent quarters at $2.8 million in the first quarter of 2010.  The loan loss provision was $4.7 million for the first quarter of 2010, compared to a provision of $2.0 million in the first quarter of 2009.  ORE expense was $2.0 million in the first quarter of 2010, compared to $0.1 million in the first quarter of 2009.

TrustCo recently announced that Audit Integrity, an independent research firm that rates more than 8,000 public corporations on the quality of their corporate integrity as measured by accounting quality and corporate governance practices, had ranked TrustCo Bank Corp NY as one of its 2010 Audit Integrity Top 100.  TrustCo is one of only 22 companies in the top 100 that were also included on the 2009 list, and one of just four banks on the list.

TrustCo Bank Corp is a $3.7 billion bank holding company and through its subsidiary, Trustco Bank, operates 133 offices in New York, New Jersey, Vermont, Massachusetts, and Florida.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in local market areas and general business and economic trends. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

TRUSTCO BANK CORP NY
GLENVILLE, NY

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	03/31/10		12/31/09	03/31/09
Summary of operations
Net interest income (TE)	$32,298		31,162	25,008
Provision for loan losses	4,700		3,400	2,000
Net securities transactions	4		886	111
Net trading losses	-		-	(308)
Noninterest income	3,860		4,114	5,542
Noninterest expense	20,089		19,056	18,481
Net income	6,935		8,482	6,349

Per common share
Net income per share:
- Basic	$0.090		0.112	0.083
- Diluted	0.090		0.112	0.083
Cash dividends	0.063		0.063	0.110
Tangible Book value at period end	3.26		3.20	3.11
Market price at period end	6.17		6.30	6.02

At period end
Full time equivalent employees	730		732	765
Full service banking offices	133		131	126

Performance ratios
Return on average assets	0.77%		0.92	0.75
Return on average equity	11.29		13.71	10.87
Efficiency (1)	50.15		50.89	61.87
Net interest spread (TE)	3.48		3.35	2.70
Net interest margin (TE)	3.62		3.51	2.96
Dividend payout ratio	69.19		56.64	132.05

Capital ratios at period end (2)
Total equity to assets	6.72%		6.71	6.81
Tier 1 risk adjusted capital	12.35		12.04	12.37
Total risk adjusted capital	13.60		13.30	13.63

Asset quality analysis at period end
Nonperforming loans to total loans	2.05%		2.02	1.95
Nonperforming assets to total assets	1.50		1.50	1.33
Allowance for loan losses to total loans	1.73		1.65	1.66
Coverage ratio (3)	0.8	X	0.8	0.9

(1)
Calculated as noninterest expense (excluding ORE income/expense, specialized consulting and any one-time charges) divided by taxable equivalent net interest income plus noninterest income (excluding net securities transactions, unrealized trading gains and losses and one-time income items).

(2)	Capital ratios exclude the effect of accumulated other comprehensive income.
(3)	Calculated as allowance for loan losses divided by total nonperforming loans.
TE =	Taxable equivalent.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)

	03/31/10	12/31/09	03/31/09

ASSETS

Loans, net	$2,249,237	2,243,945	2,136,291
Trading securities	-	-	16,082
Securities available for sale	773,884	810,365	400,769
Held to maturity securities	247,733	374,871	634,700
Federal funds sold and other short-term investments	298,107	100,636	166,415

Total earning assets	3,568,961	3,529,817	3,354,257

Cash and due from banks	39,626	45,258	37,838
Bank premises and equipment	37,449	37,793	36,743
Other assets	72,727	67,029	48,192

Total assets	$3,718,763	3,679,897	3,477,030

LIABILITIES
Deposits:
Demand	$240,822	258,759	279,440
Interest-bearing checking	404,374	405,383	338,709
Savings	684,868	665,463	632,001
Money market	476,067	393,779	305,055
Certificates of deposit (in denominations of $100,000 or more)	450,951	486,190	427,121
Other time deposits	1,075,749	1,095,586	1,116,792

Total deposits	3,332,831	3,305,160	3,099,118

Short-term borrowings	116,306	107,728	83,247
Due to broker	-	-	34,368
Other liabilities	19,008	21,331	22,760

Total liabilities	3,468,145	3,434,219	3,239,493

SHAREHOLDERS' EQUITY	250,618	245,678	237,537

Total liabilities and shareholders' equity	$3,718,763	$3,679,897	3,477,030

Number of common shares outstanding, in thousands	76,761	76,651	76,218

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended
	03/31/10	12/31/09	03/31/09

Interest income
Loans	$31,753	$31,730	31,191
Investment securities	9,411	9,154	7,357
Federal funds sold and other short term investments	164	483	518

Total interest income	41,328	41,367	39,066

Interest expense
Deposits	9,076	10,217	14,143
Borrowings	456	481	465

Total interest expense	9,532	10,698	14,608

Net interest income	31,796	30,669	24,458

Provision for loan losses	4,700	3,400	2,000

Net interest income after provision for loan losses	27,096	27,269	22,458

Net securities transactions	4	886	111
Net trading losses	-	-	(308)
Noninterest income	3,860	4,114	5,542
Noninterest expense	20,089	19,056	18,481

Income before income taxes	10,871	13,213	9,322
Income tax expense	3,936	4,731	2,973

Net income	$6,935	$8,482	6,349

Net income per share:
- Basic	$0.090	$0.112	0.083
- Diluted	$0.090	$0.112	0.083

Avg equivalent shares outstanding, in thousands:
- Basic	76,758	76,696	76,197
- Diluted	76,758	76,696	76,197